EXHIBIT 3.2
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                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                          FIRST MUTUAL BANCSHARES, INC.

         Pursuant to the provisions of RCW 23B.10 of the Washington Business Corporation Act, FIRST MUTUAL BANCSHARES, INC., a Washington corporation, hereby adopts the following articles of amendment to its Articles of Incorporation:

         FIRST:  The name of the corporation is:

                          FIRST MUTUAL BANCSHARES, INC.

         SECOND: Article IV of the Articles of Incorporation is amended by restating the provisions under "Serial Preferred Stock" in its entirety as follows:

                                   ARTICLE IV
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                  Serial Preferred Stock. The board of directors of the
         Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of shares of preferred stock in one or more series, at such time or times and for such consideration or considerations as the board of directors may determine. Each series shall be so designated to distinguish its shares from the shares of all other series and classes. All shares of a series of preferred stock shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the articles of amendment adopted by the board of directors creating the series and filed with the Washington Secretary of State in accordance with the Washington Business Corporation Act, of those of other series of the same class. Except as may otherwise be provided in these Articles of Incorporation, different series of preferred stock shall not be construed to constitute different classes of shares for the purpose of voting by classes. The authority of the board of directors with respect to each such series shall include, without limitation of the foregoing, determination of the following and adoption of the articles of amendment providing for the following:

                           (a) The distinctive serial designation and the number of shares constituting such series;

                           (b) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment or dates for dividends, and the participation or other special rights, if any, with respect to dividends;
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                           (c) The voting powers, full or limited, if any, of
         shares of such series;

                           (d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

                           (e) The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                           (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

                           (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                           (h) The price or other consideration for which the shares of such series shall be issued; and

                           (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other serial preferred stock.

                  Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all other shares of the same series.

         Except as specifically amended by this Amendment, Article IV is confirmed and ratified in all other respects as though fully set forth herein.

         THIRD: Article VII of the Articles of Incorporation is amended by deleting the existing Article VII and restating the Article, in its entirety, to read as follows:

                  ARTICLE VII. The number of directors may be fixed, from time to time, by the affirmative vote of at least three-fourths of the entire board of directors or by action of the shareholders of the Corporation. Commencing as of the effective
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         date of the adoption by the shareholders of this amended Article VII, the directors shall be classified in respect to the time for which they shall severally hold office, by dividing them into three classes. The number of directors in each class shall be as nearly equal as possible. At a meeting of the shareholders, the initial directors of the first class shall be elected for a term of one year, the initial directors of the second class shall be elected for a term of two years and the initial directors of the third class shall be elected for a term of three years. Thereafter, at each annual election, any vacancy in any class of directors may be filled and successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. In the event the number of directors is increased, the additional directors may be elected by the board of directors to a class or classes of directors with terms expiring in three years or less in order to maintain proportionate equality between the classes. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of shareholders unless there shall be vacancies in the board of directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Directors need not be shareholders. Except as otherwise provided by statute or these Articles or the Corporation's Bylaws, the directors shall be elected at the annual meeting of shareholders. Each director shall hold office until the expiration of the term for which he or she is elected and until his or her successor has been elected and qualified, or until his or her prior resignation or removal, as hereinafter provided in the Bylaws.

         FOURTH: The amendment does not provide for an exchange, reclassification or cancellation of any issued shares.

         FIFTH: The foregoing amendments of the Articles of Incorporation were duly approved and adopted by the board of directors on February 22, 2001, and by the shareholders of the corporation on April 26, 2001, in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

         EXECUTED this 15th day of May, 2001.


                                       FIRST MUTUAL BANCSHARES, INC.


                                       By:   /s/
                                          --------------------------------------
                                            John R. Valaas, President